Exhibit 99.1

CONTACT:	William Koziel
(847) 597-8800

Così, Inc. Reports 2011 Third Quarter Results

DEERFIELD, IL – November 10, 2011 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported a net loss for the third quarter ended September 26, 2011 of $(1,491,000), or $(0.03) per basic and diluted common share, compared with a net loss of $(1,096,000), or $(0.02) per basic and diluted common share for the 2010 third quarter.

Così’s total revenues for the 2011 third quarter decreased by $1,787,000 to $25,336,000 from $27,123,000 in the 2010 third quarter.  Company-owned net restaurant sales were $24,468,000 for the third quarter compared to $26,341,000 for the 2010 third quarter with the resulting $1,873,000 decline related primarily to the closing of six Company-owned locations since the third quarter of 2010 as well as the 3.0% decline in comparable store sales.  Franchise fees and royalty revenues for the quarter contributed $868,000 compared to $782,000 in the 2010 third quarter.  The increase over last year’s third quarter was due primarily to a franchise fee recognized in the third quarter of 2011 resulting from a cancelled area development agreement.

System-wide comparable restaurant sales for the third quarter as measured for restaurants in operation for more than 15 months decreased 3.0% as compared to the third quarter of 2010.  The breakdown in comparable restaurant sales between Company-owned and franchise-operated restaurants is as follows:

For the 13 weeks ended
September 26, 2011
Company-owned	(3.0%)
Franchise-operated	(3.0%)
Total System	(3.0%)

“Although third quarter results did not meet our expectations, we are encouraged by the improving sales trends we have seen as we’ve headed into the fourth quarter.  Our focus continues to be on driving sales and traffic across all dayparts, improving speed of service and guest satisfaction in every restaurant and remaining committed to controlling restaurant and administrative costs.” said Mark Demilio, Cosi’s Interim Chief Executive Officer and Chairman of the Board.”

2011 Third Quarter Financial Performance Review

Così’s aforementioned $1,873,000 decrease in third quarter Company-owned net sales as compared to the 2010 third quarter was largely related to the closing of six Company-owned locations since the third quarter of 2010 as well as the 3.0% decline in comparable store sales.  The decline in Company-owned comparable store sales was due to a decrease in traffic while average guest check remained comparable to the prior year.

For the third quarter, Così reported a 160 basis point increase in costs and expenses related to Company-owned restaurant operations, as a percentage of restaurant net sales, compared with the third quarter of 2010. The change resulted from increases of 130 and 50 basis points, as a percentage of net sales, in cost of food and beverage, and occupancy and other restaurant operating expenses, respectively, partially offset by a 20 basis point decrease, as a percentage of net sales, in labor and related benefits expense.  The increase in the cost of food and beverage as a percentage of net sales was due primarily to the impact of higher costs on certain commodities as well as the impact on menu mix of higher breakfast daypart sales which historically have a higher cost of goods as a percentage of net sales.  The decrease in labor and related benefits expense as a percentage of net sales was due primarily to better deployment of labor during peak and non-peak hours of operations.

General and administrative expenses for the third quarter increased by 4.9% or $155,000, to $3,311,000 or 13.1% of total revenues from $3,156,000 or 11.6% of total revenues in the 2010 third quarter.

Così reported that as of September 26, 2011 it had cash and cash equivalents of $8,100,000 and virtually no debt other than lease obligations.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 80 Company-owned and 57 franchise restaurants operating in seventeen states, the District of Columbia and the United Arab Emirates. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2011 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of September 26, 2011 and December 27, 2010
(dollars in thousands)

	September 26,	December 27,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$8,106	$10,307
Accounts receivable, net	688	697
Notes receivable, current portion	571	506
Inventories	726	744
Prepaid expenses and other current assets	599	1,639
Total current assets	10,690	13,893

Furniture and fixtures, equipment and leasehold improvements, net	12,998	15,009
Notes receivable, net of current portion	865	1,195
Other assets	1,131	1,254
Total assets	$25,684	$31,351

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,343	$2,992
Accrued expenses	8,397	9,237
Deferred franchise revenue	61	61
Current portion of other long-term liabilities	377	545
Total current liabilities	12,178	12,835

Deferred franchise revenue	2,150	2,238
Other long-term liabilities, net of current portion	3,616	4,592
Total liabilities	17,944	19,665

Commitments and contingencies

Stockholders' equity:
Common stock - $.01 par value; 100,000,000 shares authorized,
51,849,511 and 51,682,891 shares issued, respectively	518	517
Additional paid-in capital	283,706	283,388
Treasury stock, 239,543 shares at cost	(1,198)	(1,198)
Accumulated deficit	(275,286)	(271,021)
Total stockholders' equity	7,740	11,686
Total liabilities and stockholders' equity	$25,684	$31,351

The accompanying notes are an intergral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations
For the Three and Nine Month Periods Ended September 26, 2011 and September 27, 2010
(dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 26,	September 27,	September 26,	September 27,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$24,468	$26,341	$73,586	$82,004
Franchise fees and royalties	868	782	2,356	2,340
Total revenues	25,336	27,123	75,942	84,344

Costs and expenses:
Cost of food and beverage	5,761	5,835	17,013	18,730
Restaurant labor and related benefits	8,957	9,684	26,714	30,979
Occupancy and other restaurant operating expenses	7,777	8,257	23,453	26,005
	22,495	23,776	67,180	75,714
General and administrative expenses	3,311	3,156	9,759	10,108
Depreciation and amortization	1,090	1,096	3,180	3,672
Provision for losses on asset impairments and disposals	44	88	199	300
Lease termination expense and closed store costs	5	172	70	184
Gain on sale of assets	(108)	(59)	(149)	(5,266)
Total costs and expenses	26,837	28,229	80,239	84,712

Operating loss	(1,501)	(1,106)	(4,297)	(368)

Interest income	-	1	-	1
Interest expense	-	(1)	(1)	(3)
Other income	10	10	33	13

Net loss	$(1,491)	$(1,096)	$(4,265)	$(357)

Per Share Data:
Loss per share, basic and diluted	$(0.03)	$(0.02)	$(0.08)	$(0.01)

Weighted average shares outstanding:	51,421,168	51,228,298	51,345,112	50,439,627

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Results of Operatins as a Percent of Sales

	Three Months Ended				Nine Months Ended
	September 26, 2011		September 27, 2010		September 26, 2011		September 27, 2010

Revenues:
Restaurant net sales	96.6%		97.1%		96.9%		97.2%
Franchise fees and royalties	3.4		2.9		3.1		2.8
Total revenues	100.0		100.0		100.0		100.0
Cost and expenses:
Cost of food and beverage (1)	23.5		22.2		23.1		22.8
Restaurant labor and related benefits (1)	36.6		36.8		36.3		37.8
Occupancy and other restaurant operating expenses (1)	31.8		31.3		31.9		31.7
	91.9		90.3		91.3		92.3
General and administrative expenses	13.1		11.6		12.9		12.0
Depreciation and amortization	4.3		4.0		4.2		4.4
Provision for losses on asset impairments and disposals	0.2		0.3		0.3		0.4
Lease termination expense and closed store costs	-		0.6		-		0.2
Gain on sale of assets	(0.4)		(0.2)		(0.2)		(6.2)
Total costs and expenses	105.9		104.0		105.7		100.4
Operating loss	(5.9)		(4.0)		(5.7)		(0.4)
Interest income	-		-		-		-
Interest expense	-		-		-		-
Other income	-		-		0.1		-
Net loss	(5.9	) %	(4.0	) %	(5.6	) %	(0.4	) %

(1)	These are expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues

Cosi, Inc.
System-wide Restaurants

	For the Three Months Ended
	September 26, 2011			September 27, 2010
	Company- Owned	Franchise	Total	Company- Owned	Franchise	Total

Restaurants at beginning of period	81	59	140	86	58	144
New restaurants opened	-	-	-	-	1	1
Restaurants permanently closed	1	1	2	1	-	1
Restaurants at end of period	80	58	138	85	59	144

	For the Nine Months Ended
	September 26, 2011			September 27, 2010
	Company- Owned	Franchise	Total	Company- Owned	Franchise	Total

Restaurants at beginning of period	83	59	142	99	46	145
Company-owned sold to franchisee			-	13	13	-
New restaurants opened			-	-	2	2
Restaurants permanently closed	3	1	4	1	2	3
Restaurants at end of period	80	58	138	85	59	144